Diligent
BOARD MEMBER SERVICES INC

ANNUAL REPORT 2011

Diligent
Agenda

Diligent Boardbooks®

THE GLOBAL LEADER IN BOARD PORTALS

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

FORWARD LOOKING STATEMENTS

Except for statements of historical fact, certain information described in this document contains "forward-looking statements" that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would" or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other "forward-looking" information. Diligent Board Member Services, Inc. believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this Annual Report because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. Events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of future events could have a material adverse effect on our business, results of operations and financial position.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

CONTENTS:

Chairman’s and CEO’s Report	1

Diligent Overview	3

Director Profiles	8

Financial Statements
• Consolidated Balance Sheets	9
• Consolidated Statements of Income	10
• Consolidated Statements of Changes in Stockholders’ Equity and Comprehensive Loss	11
• Consolidated Statements of Cash Flows	12
• Notes to the Consolidated Financial Statements	13
• Report of Independent Registered Public Accounting Firm	28

Corporate Governance	29

Statutory Information	32

Shareholder Information	36

Directory	38

Please Note: The Financial Statements presented in this annual report are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”). All amounts in this annual report are in US$ unless otherwise stated.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

CHAIRMAN’S AND CEO’S REPORT

DBMS Inc. ("Diligent") is pleased to announce its full year results for the fiscal year ended 31 December 2011. These results are presented in compliance with United States Generally Accepted Accounting Principles (“GAAP”) and all figures are reported in US dollars unless otherwise indicated.

The value proposition created by the Diligent Boardbooks®¹ product has continued to resonate with companies and various organizations in North America, Europe and the Asian Pacific region. Despite less than robust global economic growth in 2011, Diligent delivered on its promise to service and support its existing clients and to aggressively grow and expand its presence throughout the world, as highlighted by our remarkable increase in sales and revenues.

This has been an historic year for Diligent in many respects, as we have dramatically increased our sales, revenues, operating margins, operating profit, cash flow and cash flow position. We have also achieved several significant financial milestones, including becoming profitable on an operating basis for the first time as a public company. Fiscal year 2011 has indeed been a watershed year for Diligent, and I invite you to review the report that follows.

2011 PERFORMANCE HIGHLIGHTS

Diligent delivered dramatically higher sales and revenue results in fiscal year 2011 as compared with 2010. New Sales of $15.9 million are more than four times the 2010 New Sales of $3.7 million, and Revenue of $18.0 million, is more than double the $8.3 million in Revenue from 2010. Diligent's 2011 New Sales figures bring the company's 2011 Cumulative Sales total to $25.7 million, which is a 150% increase from the 2010 Cumulative Sales total of $10.0 million.

Most remarkably, this extraordinary growth was achieved while the company's gross margins improved every quarter in 2011. Senior management's ability to manage the company's explosive growth and control operating costs throughout 2011 led to an historic milestone for Diligent: the company generated a profit on an operating basis for the full year in 2011. This achievement highlights managements' ability to generate and manage the company's dramatic growth while not sacrificing profitability, and also underscores the financial leverage of Diligent's "Software-as-a-Service" model as the company continues to scale its operations and revenues.

Diligent's Cash Flow from operations also increased dramatically in 2011. Cash Flow from operations improved to $6.9 million in 2011 versus $0.02 million in 2010. Additionally, Diligent's Free Cash Flow from operations in 2011 was $6.3 million compared to negative $0.2 million in 2010. This metric represents the cash that the company generates after subtracting the capital expenditures that are required to maintain our asset base. Diligent's board and management consider this to be an important metric because it measures our financial flexibility and our ability to pursue new opportunities and to fund growth initiatives.

During 2011, Diligent signed a total of 570 net new Client Agreements versus 172 in 2010. Included among the new clients are 53 New York Stock Exchange and 23 NASDAQ listed companies. Diligent now services 163 Fortune 1000 companies, of which 29 were added in the Fourth Quarter. These outstanding milestones serve to highlight the dramatically heightened worldwide demand for the Diligent Boardbooks product and to solidify Diligent's position as the global leading provider of board portals.

Diligent generates its revenue from subscription-based sales and installation fees that are recorded ratably over the contract period. Sales are the amount of annual license and subscription fees due from clients under the Diligent agreement. Client Upgrades are additional subscription and installation fees collected from clients that expand their usage (additional users and boards) beyond the original contracted amount. As such, Client Upgrades are an important indicator of customer acceptance and satisfaction for Diligent. In 2011, Client Upgrades totaled $2.2 million, or 13.8% of total New Sales, which is over three times the Client Upgrades in 2010 ($0.7 million).

OUTLOOK

In summary, the achievement of $15.9 million in New Sales in 2011 has placed Diligent on an entirely different growth path relative to our 2010 result ($3.7 million) and made for a transformational growth period for the company. Most importantly, Diligent's management has not sacrificed profitability for growth: for the full year 2011, the company achieved a major financial milestone by generating an operating profit for the first time in its history as a public company. Looking forward to 2012, we expect Diligent's operating margins and cash flow position to continue to improve.

1 Diligent Boardbooks is a registered trademark of Diligent Board Member Services, Inc.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

As a result of our explosive growth in 2011, Diligent has significantly strengthened its balance sheet and its cash flow position, and this improved financial flexibility has provided the company with the ability to continue to organically fund and take advantage of exciting new growth initiatives. We expect these positive trends in cash flow and balance sheet flexibility to continue in 2012 and feel we are well positioned to deliver another year of exceptional performance and outstanding value to our clients and shareholders.

David Liptak	Alessandro Sodi
Chairman	Chief Executive Officer
Diligent Board Member Services, Inc.	Diligent Board Member Services, Inc.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

DILIGENT OVERVIEW

We develop and sell an online software application called Diligent Boardbooks, which is a web-based portal that directors and administrative staff use to compile, update and examine board materials before, during and after board meetings. Each of our clients enters into a service agreement whereby we agree to provide and support the Diligent Boardbooks service. Diligent provides clients with subscription-based access to its software and also provides associated services including securely hosting the clients’ data and customer service and support for the application.

The Boardbooks product features an on-screen interface that resembles a book and displays documents in single web-viewable pages, from a secure central database. The software is accessed via the internet and is a “point and click” system that gives directors the ability to navigate throughout the entire virtual book.

Diligent uses the Software-as-a-Service (“SaaS”) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, Diligent offers annual renewable subscriptions for customer access to its Boardbooks product which is hosted on Diligent’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup.

The SaaS model allows Diligent to differentiate itself through technological innovation and customer service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows companies to retain control over access to the application while outsourcing to Diligent the support activities, such as managing the IT infrastructure and maintaining the software.

The first phase of our business focus was developing and testing the Boardbooks system, building a loyal core of blue chip customers to become champions of the product, and promoting product awareness through exposure in print media. During this phase we did not focus on revenue growth or profitability, and sales and marketing had been conducted by two to three staff members, who fit this role alongside their other responsibilities. By 2007 we had a commercially viable product and shifted our focus to commit substantial resources to the sales and marketing of our Boardbooks product. We are now in the customer acquisition phase of our business and currently provide the Boardbooks service to over 1,025 companies and 27,500 users.

Market Opportunity

The online board portal industry remains in its early stages with market penetration still relatively low. Our client base was previously comprised of blue chip companies predominantly in the financial services sector.  These entities had previously been prime targets because their board materials are crucial to effectively managing the corporate governance process. Public recognition by prominent publications has helped us become a leader in the provision of online board portal software in this sector, and we believe a vast opportunity still remains in the global financial services sector.

In addition to the financial services sector, Diligent has successfully expanded into numerous other sectors as well, including energy, oil and gas, health care and universities. In spite of the financial stress in the key U.S. market, an impressive list of new clients has been added, including several international brand names. Further inroads have also been made into Canada, EMEA and the Asia Pacific region. Sales momentum in the UK in particular was gratifying as Diligent Boardbooks now serves 20% of the FTSE 100. To put our growth in international markets in perspective, Diligent’s New Sales for the Fourth Quarter of 2011 outside the U.S. alone were higher than the overall total of New Sales for all regions during the Fourth Quarter in 2010.

Results of Operations

Comparisons of the Years Ended December 31, 2011 and 2010

The data presented below is derived from the audited consolidated financial statements of the Company which are included elsewhere in this Annual Report.

Revenues

	Year ended December 31,
	2011	2010	Increase/(Decrease)
Revenues	$17,966,114	$8,300,958	$9,665,156

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

The growth in total revenues of 116% for the twelve months ended December 31, 2011 is a result of the significant increase in subscription agreements. The Company has continued to add subscription agreements each quarter since inception. At December 31, 2011, the cumulative subscription agreements were 1,026, compared with 456 at December 31, 2010. A net of 570 new subscriptions were added during 2011, compared with 172 in 2010, an increase of 231%. A key driver of our sales growth was the development of a Boardbooks app for the Apple iPad®, and the increasing use of the iPad by executives around the world. Additionally, net upgrades from existing customers in 2011 grew 231% over 2010.

Revenue is recorded ratably over the contract period, which is generally twelve months. The unearned portion of existing contracts for services to be provided is recorded as deferred revenue. Accordingly, the full impact of the growth in subscription agreements during the year will be recognized over the remaining twelve months. This increase in revenues is in line with our targets and was achieved at a significantly lower customer acquisition cost. All of the deferred revenue of $8.5 million recorded on the balance sheet at December 31, 2011 will be recognized as revenue in the next twelve months.

Cost of Revenues and Operating Expenses

Cost of Revenues

	Year ended December 31,
	2011	2010	Increase/(Decrease)
Cost of Revenues	$5,029,894	$2,774,217	$2,255,677

Cost of revenues is comprised of account management, customer support and IT services. The Company increased headcount in account management and customer support in order to service our larger client base, resulting in an increase in U.S. employee costs of approximately $1.6 million for the year ended December 31, 2011, as compared to 2010. Cost of revenues for our U.K. subsidiary increased by approximately $0.4 million, consisting principally of employee costs to service our expanded European client base. Hosting costs increased by approximately $0.1 million, and other expenses, including office costs, printing, travel and recruitment fees, also increased as a direct result of the increase in headcount.

Cost of revenues as a percentage of revenues was 28.0% for 2011, compared with 33.4% for 2010, as a result of the greater economies that we have achieved as our client base increased.

Selling and Marketing Expenses

	Year ended December 31,
	2011	2010	Increase/(Decrease)
Selling and Marketing Expenses	$5,203,245	$2,658,301	$2,544,944

Selling expenses increased by approximately $2.6 million in 2011, offset by a decrease of approximately $0.1 million in marketing expenses. The increase in selling expenses consists almost entirely of increases in commissions and salaries of $2.5 million, including $1.9 million in the U.S. and $0.6 million in our foreign operations. The decrease in marketing expenses of $0.1 million is primarily due to the reduction in our marketing staff.

General and Administrative Expenses

	Year ended December 31,
	2011	2010	Increase/(Decrease)
General & Administrative Expenses	$4,692,722	$3,847,156	$845,566

The primary contributors to the increase in general and administrative expenses are an increase in share-based compensation expense of $0.3 million relating to stock options, an increase of $0.2 million in employee compensation and benefits due to salary increases, and an increase of $0.2 million in rent and office costs due to the expansion of our New York office space, offset by a decrease in professional fees of $0.1 million.

General and administrative expenses of our foreign subsidiaries increased by approximately $0.1 million due to expansion of our foreign operations.

Research and Development Expenses

	Year ended December 31,
	2011	2010	Increase/(Decrease)
Research and Development Expenses	$1,533,494	$963,916	$569,578

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Our research and development is performed primarily by our New Zealand subsidiary. DBMS NZ accounted for $0.5 million of the increase over 2010, due to increased staffing for new product development and support, including development of a Diligent Boardbooks app for the Apple iPad®. In local currency, DBMS NZ expenses increased by 48%; however, the difference in the average US$/NZD exchange rates for the periods resulted in an additional increase when translated into U.S. dollars. Additional staffing in the U.S. accounted for the remainder of the increase.

Depreciation and Amortization

	Year ended December 31,
	2011	2010	Increase/(Decrease)
Depreciation and Amortization	$592,426	$472,593	$119,833

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software.

Impairment recovery on note receivable from affiliate

	Year ended December 31,
	2011	2010	Increase/(Decrease)
Impairment recovery on note receivable from affiliate	$1,200,000	$4,300,000	$(3,100,000)

The carrying value of the Note had been reduced by a valuation allowance to reflect the estimated fair value of the Company’s common stock, which is held as collateral for the Note. The Company has recorded adjustments to the valuation allowance based on the remeasurement of the underlying collateral, including recoveries of $3.2 million in the first quarter of 2010 and $1.1 million in the third quarter of 2010. At June 30, 2011, the Company determined that the value of the Note was no longer impaired and the remaining balance of the valuation allowance of $1.2 million was reversed and recorded as income. Accordingly, at December 31, 2011, the Note is recorded at its full contractual value.

Interest Income, net

	Year ended December 31,
	2011	2010	Increase/(Decrease)
Interest Income, net	$181,349	$233,388	$(52,039)

Interest income, net, consists primarily of interest income on the Note Receivable from our affiliate, as well as interest on the Company’s cash and cash equivalents and term deposits which are interest-bearing. Interest income decreased by approximately $70 thousand, primarily due to the reduction in the principal balance on the Note as part of the prepayment and amendment in June 2010. This is offset by a decrease in interest expense of approximately $20,000 due to the expiration of several capital leases during 2011.

Foreign Exchange Transaction Loss

	Year ended December 31,
	2011	2010	Increase/(Decrease)
Foreign Exchange Transaction Loss	$(95,318)	$(13,000)	$(82,318)

The Company’s U.S. and U.K. operations have transactions with customers and suppliers denominated in currencies other than their functional currencies, primarily the Canadian Dollar and the Euro, and the U.S. parent Company has transactions with its foreign subsidiaries in the subsidiaries’ functional currencies which create foreign currency intercompany receivables and payables. Additionally, the U.S. parent Company maintains a portion of its cash balances in foreign currencies, primarily the NZD and GBP. Foreign exchange transaction gains and losses arise on the settlement of foreign currency transactions at amounts different from the recorded amounts, and the measurement of the unrealized foreign currency gains and losses in the related assets and liabilities at the end of the period. In 2011, the U.S. dollar strengthened against both the NZD and GBP, while in 2010 the U.S. dollar recovered against the GBP and experienced just a slight weakening against the NZD.

Income Tax (Benefit) Expense

	Year ended December 31,
	2011	2010	Increase/(Decrease)
Income Tax (Benefit) Expense	$(1,102,019)	$24,219	$(1,126,238)

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

The income tax benefit in 2011 includes a U.S. tax benefit of $1,145,091 offset by New Zealand tax expense of $43,072. The U.S. tax benefit consists of $1,154,008 tax benefit from the partial release of the valuation allowance on deferred tax assets, offset by a provision of $8,917 for alternative minimum taxes. The 2010 income tax expense consists entirely of the New Zealand tax provision.

At December 31, 2011, management concluded that it is more likely than not that a portion of our net deferred tax assets would be realized through future taxable income, and released a portion of the valuation allowance which had been provided on the Company’s deferred tax assets. Due to a history of tax losses, resulting in a cumulative loss position, the Company had recorded a full valuation allowance against all its U.S. net deferred tax assets as of December 31, 2010. The release of a portion of the valuation allowance was based upon the future taxable income expected to be generated from existing contracts only. The Company will continue to evaluate the expected realizability of its deferred tax assets each quarter, and will recognize the tax benefit of its net operating loss carryforwards only to the extent that the Company has contracts or firm commitments which are expected to produce sufficient taxable income, or until such point as the Company has sustained positive operating results.

Liquidity and Capital Resources

At December 31, 2011, the Company’s sources of liquidity consist of cash and term deposits of approximately $9.0 million. The Company also has a $1.0 million revolving line of credit facility with Spring Street Partners, L.P. This line of credit offers the Company additional cash flow support, if needed. Through December 31, 2011, the Company has had no borrowings under this credit facility.

Historically, the Company’s primary sources of liquidity had been the cash received from stock issuances. Through the second quarter of 2010, our cash flow from operations was negative and we relied on capital raises to sustain and grow our business. By the third quarter of 2010, the Company began generating positive cash flows from operations, resulting in overall positive cash flow from operations for the full year of approximately $18 thousand. This marked the first year since inception of the Company that Diligent achieved positive cash flow from operations. The Company continued this trend in 2011, generating positive cash flows from operations each quarter for a total of $6.9 million for the year. While we have continued to invest in property and equipment needed to support our product and our growing client base, our cash receipts in 2011 exceeded the increases in our cash operating expenses and capital expenditures. We have no debt and thus far our financing costs have consisted principally of the dividend on our preferred stock and repayments of our capital lease obligations. We anticipate that this trend will continue through the foreseeable future, with increased cash growth expected from operations in 2012. Additionally, in October 2012, the Note receivable from our predecessor entity will mature, resulting in additional cash inflow of $3.1 million.

The Company is evaluating strategic growth opportunities that could change our current expense and capital forecasts, particularly in light of our expansion into the Asia-Pacific region.

In order to minimize credit and market risk, the Company has invested $5 million of its cash in short-term U.S. treasury instruments, through the direct purchase of treasury bills and through a U.S. treasury money market fund. The remainder of our cash is held in various financial institutions by the parent company and its subsidiaries based on our projected cash needs. To minimize our foreign currency exposure, we maintain funds in foreign currency bank accounts, based on projected foreign currency expenditures.

Cash flows

	Year ended December 31,
	2011	2010
Cash provided by (used in):
Operating activities	$6,939,638	$17,843
Investing activities	$(662,813)	$(257,339)
Financing activities	$(554,482)	$2,324,749

Net Cash Flows from Operating Activities

Cash provided by operating activities was $6,939,638 for the year ended December 31, 2011, compared with $17,843 for 2010. This was achieved through increased revenues year over year of 116% while cash-based operating expenses increased by only 61%. Additionally, deferred revenue increased $5.6 million, to $8.5 million at December 31, 2011 from $2.8 million at December 31, 2010.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Net Cash Flows from Investing Activities

Cash used in investing activities is comprised primarily of purchases of property and equipment, which increased to $662,813 in 2011 from $232,339 in 2010. Property and equipment additions each year are due to the necessary expansion in order to accommodate our growing customer base.

In 2010, the Company invested an additional $25,000 in a New Zealand term deposit.

Net Cash Flows from Financing Activities

For the year ended December 31, 2011, cash used in financing activities was $554,482. This included $0.3 million for the repurchase of common stock, $0.2 million for cash dividends paid on preferred stock and $0.1 million for repayment of capital lease obligations. In 2010, cash provided by financing activities was $2,324,749, consisting principally of approximately $1.0 million received from a prepayment of the Note receivable from affiliate and $1.4 million received from the issuance of common stock in a private placement in the fourth quarter of 2010.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Director Profiles

Alessandro Sodi

Executive Director, Chief Executive Officer and President, USA

Alessandro Sodi serves as a director and as our Chief Executive Officer and President. Before our founding, since 1998, Mr. Sodi served as an officer of our predecessor entity, Diligent Board Member Services, LLC (“DBMS LLC”), which was previously known as Manhattan Creative Partners, LLC (“MCP”). Until 2003, when MCP moved its focus to corporate governance service delivery, it was a consulting firm specializing in software development and the Internet. From 2001 to 2003 Mr. Sodi managed the development of software that would become the Diligent Boardbooks system. Mr. Sodi brings to our Board of Directors detailed knowledge of the Company and strategic vision of a chief executive officer.

Rick Bettle

Independent Director, New Zealand

Rick Bettle is a professional director and an Accredited Fellow and a past President of the New Zealand Institute of Directors. He is also a Graduate Fellow of the Australian Institute of Company Directors. Mr. Bettle was Managing Director of Wrightson from 1987 to 1991 and Chief Executive Officer of Alliance Group from 1991 to 1995. From 1995 to 1998, he was head of the law firm Kensington Swan. Mr. Bettle is currently Chairman of Powerco, Business Mentors NZ, Ovita and ATTTO Ltd, and a director of Revera Ltd and RVGNZ Ltd. Mr. Bettle’s service on a number of boards of directors, including those listed above, provides significant and valuable perspective into corporate management and board dynamics. In addition, Mr. Bettle, as one of our independent directors, has the financial statement acumen and experience to serve as our Audit Committee financial expert.

Mark Russell

Independent Director, New Zealand

Mark Russell is a senior commercial partner of the New Zealand law firm Buddle Findlay, acting for a wide range of public and private companies and has extensive experience in corporate finance and structuring, and banking and insolvency. He acts for a number of companies listed on the New Zealand Stock Exchange ("NZSX") and NZX Alternative Market, with particular emphasis on Listing Rules, compliance advice, initial listing and IPOs. He gives banking and securities advice to New Zealand and overseas banks and overseas law firms, and he also provides advice to trustee companies and issuers on public securities issues and managed funds. He is ranked as a leading individual in banking and finance in Asia Pacific Legal 500 2010. Mr. Russell’s familiarity with NZSX rules and listing requirements, as well as overall business experience, is a great asset to the Board of Directors, including his service as Chairman of the Audit Committee.

David Liptak

Non-Executive Director and Chairman, USA

David Liptak was elected Chairman of our Board of Directors in March 2010. Mr. Liptak was elected as a Director by the holders of our Series A Preferred Stock. He has served on the Board since April 2009 and is the founder and Managing Partner of Spring Street Partners, L.P., which he formed in 1995. Mr. Liptak was the founder and president of West Broadway Partners, Inc., an investment partnership that ultimately managed more that $700 million in investor capital in the West Broadway Partners group of funds. In March 2005, he left the firm and began managing Spring Street Partners on a full-time basis. Spring Street Partners is the holder of approximately 22 million shares of the Company's Series A Preferred Stock (representing a majority of the outstanding Series A Preferred Stock), and also holds approximately 5.5 million shares of the Company’s common stock. Mr. Liptak's experience as an investor in many companies, including Diligent, and his extensive financial experience, is a valuable resource for the Company.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

FINANCIAL STATEMENTS (audited)

These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$8,930,695	$3,212,449
Term deposit	97,188	97,300
Accounts receivable	1,956,527	494,048
Prepaid expenses and other current assets	764,518	306,046
Deferred tax assets, net of valuation allowance	300,840	17,865
Note receivable from affiliate, net of valuation allowance - current portion	3,071,563	-
Total current assets	15,121,331	4,127,708

Property and equipment, net	2,088,495	1,082,104
Deferred tax assets, net of valuation allowance	882,600	-
Intangible assets, net	362,170	-
Note receivable from affiliate, net of valuation allowance - non-current portion	-	1,875,685
Restricted cash - security deposits	97,885	226,617

Total assets	$18,552,481	$7,312,114

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$857,883	$84,388
Accrued expenses and other liabilities	1,436,824	915,431
Deferred revenue	8,495,661	2,849,225
Current portion of obligations under capital leases	99,250	86,230
Total current liabilities	10,889,618	3,935,274

Non-current liabilities:
Obligations under capital leases, less current portion	70,009	60,861
Other non-current liabilities	268,842	50,255
Total non-current liabilities	338,851	111,116

Total liabilities	11,228,469	4,046,390

Commitments and contingencies

Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized,	3,204,993	3,177,291

Stockholders' equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 81,861,335 and 81,968,001	81,861	81,968
Additional paid-in capital	23,837,196	23,107,919
Accumulated deficit	(19,797,321)	(23,099,704)
Accumulated other comprehensive loss	(2,717)	(1,750)
Total stockholders' equity	4,119,019	88,433
Total liabilities, redeemable preferred stock and stockholders' equity	$18,552,481	$7,312,114

See accompanying notes to consolidated financial statements. Signed for and on behalf of the Board as at 26 March 2012.

Rick Bettle, Director	Mark Russell, Director

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

FINANCIAL STATEMENTS (audited)

These financial statements are prepared in accordance with US GAAP.

All amounts in US$ unless otherwise noted.

CONSOLIDATED STATEMENTS OF INCOME

	Year	Year
	ended	ended
	December 31,	December 31,
	2011	2010
Revenues	$17,966,114	$8,300,958
Cost of revenues	5,029,894	2,774,217
Gross profit	12,936,220	5,526,741

Operating expenses :
Selling and marketing expenses	5,203,245	2,658,301
General and administrative expenses	4,692,722	3,847,156
Research and development expenses	1,533,494	963,916
Depreciation and amortization	592,426	472,593
Total operating expenses	12,021,887	7,941,966

Operating income (loss)	914,333	(2,415,225)

Other income (expenses):
Impairment recovery on note receivable from affiliate	1,200,000	4,300,000
Interest income, net	181,349	233,388
Foreign exchange trans action loss	(95,318)	(13,000)
Total other income, net	1,286,031	4,520,388

Income before provision for income taxes	2,200,364	2,105,163

Income tax (benefit) expense	(1,102,019)	24,219

Net income	$3,302,383	$2,080,944

Net income per s hare:
Basic	$0.04	$0.02
Diluted	$0.03	$0.02
Weighted average s hares outstanding:
Basic	81,965,079	84,487,207
Diluted	117,168,176	119,388,351

See accompanying notes to consolidated financial statements

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

FINANCIAL STATEMENTS (audited)

These financial statements are prepared in accordance with US GAAP.

All amounts in US$ unless otherwise noted.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

AND COMPREHENSIVE LOSS

					Accumulated	Total
		Common	Additional		Other	Stockholders'
	Common	Stock	Paid-in-	Accumulated	Comprehensive	Equity
	Shares	$.001 Par Value	Capital	Deficit	Loss	(Deficiency)

Balance at January 1, 2010	90,440,000	$90,440	$24,532,622	$(25,180,648)	$(8,523)	$(566,109)
Net income	-	-	-	2,080,944	-	2,080,944
Foreign exchange translation adjustment	-	-	-	-	6,773	6,773
Total comprehensive income	-	-	-	-	-	2,087,717
Share-based compensation, net of forfeitures	-	-	601,541	-	-	601,541
Cancellation of common stock	(11,650,000)	(11,650)	(3,064,026)	-	-	(3,075,676)
Issuance of shares in private placement	3,000,000	3,000	1,395,096	-	-	1,398,096
Exercise of stock options	178,001	178	29,464	-	-	29,642
Amortization of preferred stock offering costs	-	-	(27,440)	-	-	(27,440)
Preferred stock dividend	-	-	(359,338)	-	-	(359,338)

Balance at December 31, 2010	81,968,001	$81,968	$23,107,919	$(23,099,704)	$(1,750)	$88,433
Net income	-	-	-	3,302,383	-	3,302,383
Foreign exchange translation adjustment	-	-	-	-	(967)	(967)
Total comprehensive income	-	-	-	-	-	3,301,416
Capital contributions	-	-	439,557	-	-	439,557
Share-based compensation	-	-	907,543	-	-	907,543
Repurchase and cancellation of common stock	(225,000)	(225)	(250,107)	-	-	(250,332)
Exercise of stock options	118,334	118	19,324	-	-	19,442
Amortization of preferred stock offering costs	-	-	(27,702)	-	-	(27,702)
Preferred stock dividend	-	-	(359,338)	-	-	(359,338)
Balance at December 31, 2011	81,861,335	$81,861	$23,837,196	$(19,797,321)	$(2,717)	$4,119,019

See accompanying notes to consolidated financial statements

11

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

FINANCIAL STATEMENTS (audited)

These financial statements are prepared in accordance with US GAAP.

All amounts in US$ unless otherwise noted.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year	Year
	ended	ended
	December 31,	December 31,
	2011	2010
Cash flows from operating activities:
Net income	$3,302,383	$2,080,944
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment recovery on note receivable from affiliate	(1,200,000)	(4,300,000)
Partial release of valuation allowance on deferred tax assets	(1,154,008)	-
Depreciation and amortization	592,426	472,593
Share-based compensation	907,543	601,541
Other non-cash	1,285	6,003
Changes in operating assets and liabilities:
Accounts receivable	(1,462,479)	(190,717)
Prepaid expenses and other current assets	(470,037)	(140,543)
Restricted cash - security deposits	128,732	(4,731)
Accounts payable and accrued expenses	647,357	242,641
Deferred revenue	5,646,436	1,255,874
Payables to affiliates	-	(5,762)
Net cash provided by operating activities	6,939,638	17,843
Cash flows from investing activities:
Additional investment in term deposit	-	(25,000)
Purchase of property and equipment	(662,813)	(232,339)
Net cash used in investing activities	(662,813)	(257,339)
Cash flows from financing activities:
Cash received from partial prepayment of note receivable from affiliate	4,122	1,010,430
Proceeds from issuance of common stock through private placement	-	1,398,096
Payment of preferred stock dividend, net of capital contribution in lieu of dividend	(159,338)	-
Repurchase of common stock	(250,332)	-
Proceeds from exercise of stock options	19,442	29,642
Repayments of obligations under capital leases	(95,942)	(113,419)
Payments of obligations under software licensing agreements	(72,434)	-
Net cash (used in) provided by financing activities	(554,482)	2,324,749
Effect of exchange rates on cash and cash equivalents	(4,097)	(2,395)
Net increase in cash and cash equivalents	5,718,246	2,082,858
Cash and cash equivalents at beginning of year	3,212,449	1,129,591
Cash and cash equivalents at end of year	$8,930,695	$3,212,449

Supplemental disclosure of cash flow information:
Cash paid during the year for :
Interest	$27,333	$47,155
Income taxes	$51,355	$17,222

Supplemental disclosure of noncash investing and financing activities:
Capital contribution in lieu of preferred stock dividend	$439,557	$-
Accrual of preferred stock dividend	$119,781	$359,338
Property and equipment acquired under capital leases	$118,111	$-
Acquisition of software licenses under long-term payment contracts	$434,604	$-
Property and equipment acquired with accounts payable	$742,218	$-
Prepayment of principal on note receivable from affiliate in exchange for 11,650,000 shares	$-	$3,075,676

See accompanying notes to consolidated financial statements

12

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

FINANCIAL STATEMENTS (audited)

These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2011 & 2010

1)	Organization and nature of the business

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) is a global leader in web-based portals for Boards of Directors. The Company develops and sells an online software application called Diligent Boardbooks, a web-based portal that board members, management and administrative staff use to compile, update, review and archive board materials before, during and after board meetings. Diligent provides clients with subscription-based access to the software and also provides associated services including securely hosting the clients’ data and customer service and support for the application.

The Company was incorporated in the State of Delaware on September 27, 2007 and is listed on the New Zealand Stock Exchange (“NZSX”). On December 12, 2007, the Company completed its initial public offering on the NZSX. The Company’s corporate headquarters are located in New York and Christchurch, New Zealand.

The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (“DBMS NZ”), which provides research and development services for the Company. The Company has a wholly-owned subsidiary, Diligent Boardbooks Limited (“DBL”), an England and Wales limited liability company which provides European sales and marketing services. The Company has a Singapore-based wholly-owned subsidiary, APAC Board Services PTE. Ltd. (“APAC”), which was formed on December 23, 2010 to provide Asia-Pacific sales and marketing services. At the end of 2011, the Company formed an Australian-based wholly-owned subsidiary, Diligent Board Services Australia PTY Ltd., which had no operations in 2011. Diligent, together with its subsidiaries, are hereinafter referred to as “the Company”.

The Company’s consolidated financial statements are presented in U.S. dollars, rounded to the nearest dollar, which is the Company’s functional and presentational currency.

2)	Significant accounting policies

Basis of presentation – The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material intercompany balances and transactions have been eliminated in consolidation.

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents – The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company invests its excess cash primarily in bank and money market funds of major financial institutions. Accordingly, its cash equivalents are subject to minimal credit and market risk. At December 31, 2011, cash equivalents include investments in U.S. treasury bills of $1,999,919, U.S. treasury money market funds of $3,000,046 and other money market funds of $2,750, which are carried at cost which approximates fair value. At December 31, 2010, cash equivalents consist of investments in money market funds of $2,277.

Term deposits – Term deposits are short-term investments with banks, with maturities greater than three months at inception.

Accounts receivable – Accounts receivable are recorded at estimated net realizable value. A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on age of the receivable, history of payments and other relevant information. An allowance for doubtful accounts is provided for accounts receivable which management determines will not be collectable in full. At December 31, 2011 and 2010, management deemed all accounts receivable to be collectable and accordingly, the allowance for doubtful accounts was $0.

13

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Property and equipment – Property and equipment consists of computer and office equipment, leasehold improvements and internal-use computer software. Property and equipment are carried at cost, less accumulated depreciation and amortization and any impairment losses.

Internal-use software – The Company capitalizes certain costs incurred after the preliminary project stage in connection with developing or obtaining software for internal use. Internal use software is included in property and equipment.

Other assets – intangible assets – Other assets consist of software license fees which are capitalized and amortized over the estimated useful life of three years.

Depreciation and amortization – Depreciation on property and equipment is computed on a straight line basis at rates adequate to recover the cost of the assets over their estimated useful lives, which range from three to five years. Leasehold improvements are depreciated over estimated useful lives of the assets or the term of the underlying lease, whichever is shorter. Amortization of computer software is computed on the straight-line method over its estimated useful life, which is three years. Expenditures for repair and maintenance costs are expensed as incurred.

Impairment of long-lived assets –The Company periodically reviews the carrying amounts of its tangible and intangible assets to determine whether events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset. An impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Revenue recognition – The Company recognizes revenue when all of the following criteria are met: (a) persuasive evidence of the arrangement exists, (b) delivery has occurred or services have been rendered, (c) the seller’s price to the buyer is fixed and determinable and (d) collectability is reasonably assured. Revenue from the Boardbooks service agreements is recorded ratably over the contract period, which is generally twelve months. Subscription fees paid in advance are recorded as deferred revenue until earned. The Company also earns fees for set-up and training (“installation fees”) of the Boardbooks system. Installation fees are recorded ratably over the contract period.

Advertising Expenses – Advertising is expensed as incurred. Advertising expense was $350,287 and $320,822 for the years ended December 31, 2011 and 2010, respectively.

Research and development – Software development costs are expensed as they are incurred until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers. To date, software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, the Company has not capitalized any development costs. Costs incurred to enhance products after the general release of the service using the product are expensed in the period they are incurred and included in research and development costs in our consolidated statements of income.

Operating leases – The Company records rental costs, including costs related to fixed rent escalation clauses and rent holidays, on a straight-line basis over the lease term.

Income taxes – Diligent files U.S. federal and state income tax returns. Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. A valuation allowance is recorded if it is considered more likely than not that some or all of a deferred tax asset may not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign exchange – The Company’s wholly-owned subsidiaries, DBL, DBMS NZ and APAC, utilize the British Pound Sterling, New Zealand Dollar (NZD) and Singapore Dollar, respectively, as their functional currencies. Assets and liabilities of these subsidiaries are translated to U.S. dollars at exchange rates in effect at the balance sheet dates, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive loss.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Transactions in foreign currencies are reported at the approximate rates of exchange at the transaction date. Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date. All differences are recorded in results of operations.

From time to time, the Company uses foreign currency option contracts or foreign currency forward contracts that are not designated as hedging instruments to manage exposure to fluctuations in foreign currency. The Company uses these instruments as economic hedges and not for speculative or trading purposes. The fair value of the foreign currency contracts represents the amount we would receive or pay to terminate the contract at the reporting date, and is recorded in other assets or liabilities, depending on whether the net amount is a gain or loss.

Share-based compensation – The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Fair value of financial instruments – The fair value of our cash and cash equivalents, term deposits, accounts receivable, accounts payable and accrued expenses approximates book value due to their short term settlements. The note receivable from affiliate is recorded at estimated net realizable value, adjusted for any valuation allowance for amounts considered uncollectable. The valuation allowance is reviewed for adjustment each reporting period. See Note 7.

Segment reporting – Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. In light of the Company’s current product offering, management believes that the Company operates in one segment.

Net income per share – Basic net income per share is computed by dividing the net income attributable to common stockholders, after deducting accrued preferred stock dividends, by the weighted average number of common shares outstanding for the period.

Diluted net income per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock, unless the effect is anti-dilutive. Stock options and convertible preferred stock are included as potential dilutive securities for the applicable periods.

The components of the calculation of basic and diluted net income per common share are as follows:

15

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

	Year ended December 31,
	2011	2010
Numerator:
Net income	$3,302,383	$2,080,944
Preferred stock dividends	(359,338)	(359,338)
Basic net income available to common shareholders	$2,943,045	$1,721,606
Diluted net income available to common shareholders	$3,302,383	$2,080,944
Denominator:
Basic weighted average shares outstanding	81,965,079	84,487,207
Dilutive effect of stock options	2,535,974	2,234,021
Dilutive effect of convertible preferred stock	32,667,123	32,667,123
Diluted weighted average shares outstanding	117,168,176	119,388,351
Basic earnings per share	$0.04	$0.02
Diluted earnings per share	$0.03	$0.02

Recent accounting pronouncements – In May 2011, the Financial Accounting Standards Board (“FASB”) amended authoritative guidance related to fair value measurements, which clarifies the application of existing fair value measurement and expands the existing disclosure requirements. This guidance is effective in the first quarter of 2012. The Company does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

In June 2011, the FASB issued new guidance regarding the presentation of comprehensive income, which requires entities to present the total of comprehensive income, the components of net income and the components of other comprehensive income (OCI) in either a single continuous statement of comprehensive income or in two separate consecutive statements. The guidance does not change the components of OCI or when an item of OCI must be reclassified to net income, or the earnings per share calculation. The guidance is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company intends to implement this guidance when required in the first quarter of 2012, and does not believe that the adoption of this guidance will have a material impact on its consolidated financial statements.

From time to time, new accounting pronouncements are issued by the FASB and are adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of other recently issued accounting pronouncements will not have a material impact on the consolidated financial position, results of operations, and cash flows, or do not apply to the Company’s operations.

3)	Term deposit

At December 31, 2011, the Company has a term deposit with a New Zealand bank with an initial term of 365 days. The term deposit in the amount of NZD 125,000 (US$97,188 at December 31, 2011) bears interest at 4.00% and matures in March 2012.

At December 31, 2010, the Company had a term deposit with a New Zealand bank with a term of 98 days. The term deposit in the amount of NZD 125,000 (US$97,300 at December 31, 2010) bore interest at 4.02% and matured in March 2011.

16

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

4)	Property and equipment, intangible assets and obligations under capital leases

Property and equipment is comprised of the following:

	December 31,
	2011	2010

Equipment	$2,852,055	$1,579,859
Computer software	756,076	537,379
Leasehold improvements	183,843	151,594
	3,791,974	2,268,832
Less: accumulated depreciation	1,703,479	1,186,728
Net property and equipment	$2,088,495	$1,082,104

Other assets – intangible assets consists of software license fees which are capitalized and amortized over the estimated useful life of three years. Accumulated amortization at December 31, 2011 and amortization expense for the year then ended was $72,434. Amortization expense is included in depreciation and amortization on the statement of income. Amortization expense for each of the next three years is as follows: 2012 – $144,868; 2013 – $144,868; 2014 – 72,434. There were no capitalized software license fees in 2010. The weighted average amortization period for intangible assets was three years at December 31, 2011.

Obligations under capital leases consist of various financing arrangements entered into by the Company to acquire computer equipment and software. The leases bear interest at rates ranging from 3% to 31% per annum, with monthly payments ranging from $2,257 to $4,229, and maturities from August 2012 through September 2014.

Each lease is secured by the underlying leased asset. Amortization of assets recorded under capital leases is included in depreciation expense. The equipment relating to capital leases, included in property and equipment on the balance sheet, is as follows:

	Year ended December 31,
	2011	2010

Capital lease assets included in property and equipment	$347,060	$246,449
Accumulated depreciation	112,913	81,496
	$234,147	$164,953

	Year ended December 31,
	2011	2010

Depreciation expense relating to capital lease assets	$48,917	$52,139

The following is a schedule of future minimum lease payments due under capital leases and software licensing agreements as of December 31, 2011:

17

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Year ending
December 31,
2012	$282,528
2013	214,804
2014	120,089
Total minimum lease payments	617,421
Less interest portion of payments	(11,531)
Less executory costs	(84,054)
Present value of minimum lease payments	$521,836

5)            Note receivable from affiliate – The Note receivable from affiliate (the “Note”) represents amounts due from Services Share Holding, LLC (“SSH LLC”, the Company’s predecessor entity), under a Promissory Note and Security Agreement dated October 1, 2007, as amended by the Prepayment and Amendment Agreement entered into in February 2010 and approved by the Company’s stockholders in June 2010.

The Note has a principal balance of $3,071,563, and matures on October 1, 2012. It bears interest at 6.5%, payable annually on January 1 of each year. At December 31, 2011, the Note is secured by 4,930,597 shares of Diligent common stock held by SSH LLC and pledged as collateral.

Prior to the 2010 prepayment and amendment, the principal balance of the Note was $7,161,791, which was reduced by a valuation allowance of $5,500,000. The Note was originally secured by 25,000,000 shares of the Company’s stock which was pledged as collateral by members of SSH LLC. A portion of the pledged shares were subsequently sold by SSH LLC in order to obtain funds for interest due on the Note. Additionally, the 2010 prepayment and amendment provided for the surrender of 11,650,000 pledged shares to the Company as consideration for the prepayment of an additional $3,075,676 of principal.

The Note is collateral dependent, as SSH LLC’s primary means of repayment is through liquidation of the underlying collateral. In the absence of an active market for the Company’s common stock, or other observable inputs for similar instruments, the Company originally based its valuation of the underlying collateral on the value of the March 2009 issuance of Series A Preferred Stock, adjusted using an assumed discount rate of 20%, which was management’s estimate of the fair value of the preferred features of the Series A Preferred Stock. In addition, management assumed that SSH LLC and/or its members would sell a portion of the underlying collateral to meet their quarterly interest payments, thereby reducing the amount of collateral expected to be available when the Note was to mature. During the years ended December 31, 2011 and 2010, the Company recorded recoveries in the value of the Note of $1,200,000 and $4,300,000, respectively, reducing the valuation allowance to zero at December 31, 2011. The recoveries were based on the re-measurement of the value the stock pledged as collateral for the Note to reflect prices obtained in public and private sales of blocks of Diligent stock, and management’s determination that the enterprise value of the Company has increased significantly due to improvement in operating margins and cash flows.

The change in the amount of the net receivable to $3,071,563 at December 31, 2011 from $1,875,685 at December 31, 2010 is due to the reversal of the remaining valuation allowance of $1,200,000 during the second quarter of 2011 and the reduction in principal of $4,122 from an overpayment of the January 1, 2011 interest payment.

The Company expects the principal balance of $3,071,563 to be fully repaid in cash at maturity on October 1, 2012, and accordingly the Note has been recorded as a current receivable in the balance sheet at December 31, 2011.

6)	Derivatives

The Company uses foreign currency option and forward contracts that are not designated as hedging instruments to manage exposure to fluctuations in foreign currency. The Company uses these instruments as economic hedges and not for speculative or trading purposes. At December 31, 2011, the Company had three foreign currency forward exchange contracts outstanding to purchase NZD 525,000 in the aggregate. The contracts mature within the first quarter of 2012. As of December 31, 2011, the fair value of these contracts resulted in a gain of $15,132 which was recorded in foreign currency gain/loss and other current assets.

18

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

In 2010, mark-to-market gains on foreign currency contracts were not significant to the Company’s consolidated financial condition or results of operations, and there were no contracts outstanding at December 31, 2010.

7)           Fair value measurements

The following table details the fair value measurements within the fair value hierarchy:

		Fair Value Measurements at December 31, 2011 using:
	Total	Outside prices in active markets using identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Foreign currency forward contracts	$15,132	$-	$15,132	$-
Note receivable from affiliate	3,071,563	-	-	3,071,563
	$3,086,695	$-	$15,132	$3,071,563

The fair value of the foreign currency forward contracts is estimated based on the fair value of comparable contracts.

The Note is the only financial instrument held by the Company for which a fair value measurement was made using significant unobservable inputs (Level 3). A reconciliation of the beginning and ending balances of the Note follows:

	Year ended December 31,
	2011	2010
Balance at beginning of period	$1,875,685	$1,661,791
Total gains or losses (unrealized/realized)
Included in earnings (or changes in net assets)	1,200,000	4,300,000
Included in other comprehensive income	-	-
Purchases, issuances and settlements	(4,122)	(4,086,106)
Transfers in and/or out of Level 3	-	-
Ending balance	$3,071,563	$1,875,685

The amount of total gains or losses for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$1,200,000	$4,300,000

19

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

8)            Accrued expenses and other liabilities

Accrued expenses and other current liabilities is comprised of the following:

	December 31,
	2011	2010
Accrued commissions, bonuses, and payroll	$615,003	$300,775
Accrued Value Added Tax and Goods and Services Tax for foreign subsidiaries	344,559	78,386
Accrued preferred stock dividend	119,781	359,338
Software license commitments	144,868	-
Other (individually less than 5% of total current liabilities)	212,613	176,932
Total accrued expenses and other liabilities	$1,436,824	$915,431

9)           Line of credit facility

In March 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1.0 million revolving line of credit facility to the Company. The Lender is the holder of approximately 22 million shares of the Company’s Series A Preferred Stock and 5.5 million shares of the Company’s common stock. The founder and managing partner of the Lender is also the chairman of the board of directors of the Company.

The line of credit bore interest at a fixed rate of 9.50% per annum on outstanding borrowings and expired in September 2011. In September 2011, the Company amended this facility, reducing the interest rate under the facility to 7.0% and extending the maturity date to September 2012.

Upon an event of default, the Lender has the option to increase the interest rate on all outstanding obligations to 14.50% per annum. The line of credit is subject to a 0.5% per annum commitment fee on the unused portion, paid quarterly in arrears. Accrued interest must be paid quarterly on the last business day of each quarter. Upon maturity, all outstanding principal and unpaid interest and commitment fees are due in full.

The Lender has a first priority lien on all of the Company’s accounts receivable. The line of credit agreement includes restrictive covenants regarding liens, additional indebtedness, sales of assets and dividend payments on common stock. Additionally, the line of credit includes financial covenants with respect to the achievement of budgeted revenues and expenses.

The Company has not borrowed any amounts under this credit facility to date.

10)         Related party transactions

Marketing expense – During the years ended December 31, 2011 and 2010, the Company incurred marketing expenses of approximately $228,000 and $176,000, respectively, for services rendered by an entity owned by a stockholder of the Company.

Legal services – A director is a partner of a law firm which provides legal services to the Company in New Zealand. Fees paid for the years ended December 31, 2011 and 2010 were approximately $4,600 and $20,000, respectively.

Payables to affiliates – There were no material payables to affiliates at December 31, 2011 and 2010.

20

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

11)          Geographic information

The Company’s revenue, by geographic location of the customer, and long-lived assets located outside the United States are as follows:

	Year ended December 31,
	2011	2010
Revenues:
United States	$13,618,645	$6,596,969
Foreign	4,347,469	1,703,989
Total	$17,966,114	$8,300,958

	December 31,
	2011	2010
Long-lived assets outside the United States, net	$386,276	$383,416

12)          Income taxes

The significant components of income before provision for income taxes and the consolidated income tax provision are as follows:

	Year ended December 31,
	2011	2010
Income before provision for income taxes:
Domestic	$2,010,721	$2,035,766
Foreign	189,643	69,397
Total	$2,200,364	$2,105,163

Income tax (benefit) expense:
Current:
Federal	$8,917	$-
State and local	$-
Foreign	54,639	27,064
Total current	$63,556	$27,064
Deferred:
Federal	$(904,894)	$-
State and local	$(249,114)
Foreign	(11,567)	(2,845)
Total deferred	$(1,165,575)	$(2,845)
Income tax (benefit) expense:	$(1,102,019)	$24,219

21

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

The income tax provision differs from the amount of tax determined by applying the federal statutory rate as follows:

	Year ended December 31,
	2011	2010
	%	%
Federal income tax statutory rate	34.00	34.00
State income taxes, net of federal benefit	10.12	6.63
Change in valuation allowance	(102.07)	(44.84)
Share-based compensation	5.51	5.28
Foreign income taxes	-	1.19
Other	2.36	(1.07)
Income tax (benefit) expense	(50.08)	1.19

Significant components of deferred tax assets and liabilities are as follows:

	Year ended December 31,
	2011	2010
Deferred tax asset (liability)
Net operating loss carryforwards	$7,368,418	$7,590,621
Net fixed and intangible assets	(672,694)	(118,289)
Accruals and reserves	398,583	682,865
Foreign	29,432	17,865
Valuation allowance	(5,940,299)	(8,155,197)
Total	$1,183,440	$17,865

At December 31, 2011, the Company has net operating loss carryforwards of U.S. income taxes of $16,996,180, which expire from 2027 through 2031.

The amounts recorded as net deferred tax assets represent the amount of tax benefits of existing deductible temporary differences and loss carryforwards that are more likely than not to be realized through the generation of sufficient future taxable income within the carryforward period. Significant management judgment is required in determining any valuation allowance recorded against deferred tax assets. Due to a history of tax losses, resulting in a cumulative loss position, management concluded that a full valuation allowance was needed to offset all of the U.S. net deferred tax assets as of December 31, 2010. At December 31, 2011, the Company released a portion of the valuation allowance, based upon the future taxable income expected to be generated from existing contracts. The Company will continue to evaluate the expected realizability of its deferred tax assets each quarter, and will recognize the tax benefit of its net operating loss carryforwards only to the extent that the Company has contracts or firm commitments which are expected to produce sufficient taxable income, or until such point as the Company has sustained positive operating results.

The Company has evaluated its uncertain tax positions and determined that any required adjustments would not have a material impact on the Company’s financial statements. The Company classifies interest and penalties on uncertain tax positions as interest expense and general and administrative expenses, respectively. In 2011, the Company recorded $2,500 in penalties related to the filing of its Canadian tax returns.

The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities. These audits may result in additional tax liabilities. The Company’s federal, state and foreign income tax returns for the tax years 2007 through 2011 are open for examination by the federal, state and foreign taxing jurisdictions.

Section 382 of the U.S. Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that can be used to offset taxable income when a corporation has undergone significant changes in stock ownership. Due to changes in stock ownership some of our net operating loss carryforwards may be limited. At this time, the amount of the limitation has not been determined, since the Company has not completed its Section 382 study. However, the Company has determined that none of the tax benefit recognized at December 31, 2011 will be limited by Section 382.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

13)          Redeemable Preferred Stock – On March 11, 2009, the Company issued 30,000,000 shares of newly-created Series A Preferred Stock for $0.10 per share in a private offering, for an aggregate of $3,000,000 in additional capital. Expenses relating to the share issuance were $138,850. The principal terms of the Preferred Shares are as follows:

Dividend rights – The Preferred Shares carry a fixed, cumulative, dividend of 11% per annum (adjusted for stock splits, consolidation, etc). The dividend, which is due on the first business day of each calendar year for the prior year, may (at the Company’s option) be paid either in cash or in kind by the issuance of additional Preferred Shares (PIK Shares), to be issued at the same issue price as the Series A Preferred Stock of $0.10 per share. The 11% annual dividend on the Preferred Shares will have preference over the declaration or payment of any dividends on the Company’s common stock (ordinary shares). In addition to the 11% preferred dividend, the holders of the Preferred Shares will also be entitled to participate pro rata in any dividend paid on the Company’s common stock.

Conversion rights – The Preferred Shares are convertible at any time at the option of the holders into the Company’s common stock on a one-for-one basis. In addition, Preferred Shares will automatically be converted into common stock upon the closing of an underwritten share offering by the Company on a registered stock exchange which realizes at least $40,000,000 of gross proceeds.

Redemption rights – The holders of the Preferred Shares have the option to require the Preferred Shares (including any PIK shares) to be redeemed in cash, at $0.10 per share plus accrued and unpaid dividends, at any time after 60 months from the date of issue of the Preferred Shares.

Anti-Dilution Provision – In the event of a future offering of the Company’s stock at a price per common share which is less than the Preferred Share conversion rate immediately before such offering, the conversion price for the Preferred Shares is adjusted according to a weighted average formula.

Liquidation entitlement – In the event of any voluntary or involuntary liquidation of the Company, the holders of Preferred Shares are entitled to an amount per Preferred Share equal to 1.5 times the original issue price of $0.10 plus any dividends which have become due but have not been paid.

Voting rights – Preferred Shares have equal voting rights (one vote per share) to common stock, except that Preferred Shares do not vote in the general election of directors.

Other provisions – For as long as not less than 15,000,000 Preferred Shares are outstanding, the holders of the Preferred Shares have the right between them to appoint one director, and the Company may not take action relating to certain major transactions without obtaining the consent of not less than 60% of the Preferred Shares or without obtaining the approval of the director appointed by the holder of the Preferred Shares (for matters requiring Board of Directors approval).

Accounting for Preferred Shares – If certain criteria are met, companies must bifurcate conversion options from their host instruments and account for them as free standing derivative instruments. The Company has evaluated the conversion option on the Preferred Shares and determined that the embedded conversion option should not be bifurcated. Additionally, the Company analyzed the conversion feature and determined that the effective conversion price was higher than the market price at date of issuance; therefore no beneficial conversion feature was recorded. The Company has classified the Preferred Shares as temporary equity because they are redeemable upon the occurrence of an event that is not solely within the control of the issuer. As noted above, the holders of the Preferred Shares may demand redemption any time after 60 months from the date of issue. The securities are carried at their face value net of issuance costs plus accrued dividends (representing fair value) because the contingency has not been met. If the redemption were considered likely to occur, the carrying value would be adjusted to its liquidation value.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

The carrying value of the Preferred Shares at December 31, 2011 and December 31, 2010 is as follows:

	December 31,
	2011	2010
Gross proceeds	$3,000,000	$3,000,000
Less: Issuance costs	(138,850)	(138,850)
	2,861,150	2,861,150
Issuance of PIK shares	266,712	266,712
Cumulative amortization of offering costs	77,131	49,429
Balance at December 31, 2011	$3,204,993	$3,177,291

For the year 2009, the Board of Directors of the Company approved the issuance of PIK Shares in lieu of cash, which dividend was effective January 4, 2010. Accordingly, the holders of the Series A Preferred Stock received an aggregate of 2,667,123 PIK Shares on January 4, 2010.

14)	Stockholders’ equity

On June 8, 2010, the Company’s shareholders approved the surrender of 11,650,000 pledged SSH LLC common shares as a prepayment associated with the Note. These shares were cancelled at June 8, 2010. See Note 5.

In October 2010, the Company announced the successful completion of a 3,000,000 common share private placement at $0.47 per share. These new shares were allotted and settled on October 20, 2010.

In 2011 and 2010, the aggregate shares of common stock issued to employees upon the exercise of stock options were 118,334 and 178,001, respectively.

In October 2011, the Company purchased 225,000 shares of its stock from a shareholder for NZD1.45 (US$1.19) per share, which was the market price at date of purchase. The shares were subsequently cancelled.

In January 2011, Spring Street Partners, L.P., one of the holders of the Series A Preferred Stock, waived its right to $200,000 of the preferred stock dividend due on January 1, 2011 and directed the Company to retain those funds to support future growth. The Company recorded this waiver as a capital contribution in the first quarter of 2011. The founder and managing partner of Spring Street Partners, L.P. is also the chairman of the board of directors of the Company.

In December 2011, Spring Street Partners, L.P. waived its right to the preferred stock dividend payable on January 1, 2012 of $239,557. This was recorded as a capital contribution in 2011 when waived.

15)          Stock option and incentive plan

In November 2007, the Company adopted the 2007 Stock Option and Incentive Plan (“the 2007 Plan”) authorizing the issuance of up to 10,000,000 shares of the Company’s common stock as awards to selected employees, directors and consultants of the Company and its affiliates, in the form of incentive stock options, non-qualified stock options, and stock awards. In June 2010, the Company adopted the 2010 Stock Option and Incentive Plan (“the 2010 Plan”) authorizing the issuance of up to 5,000,000 shares of the Company’s common stock to employees, directors and consultants of the Company and its affiliates, as incentive stock options and non-qualified stock options. After receiving a recommendation from the Remunerations and Nominations Committee, the Company's Board of Directors determines the number of shares, the term, the frequency and date, the type, the exercise periods, and any performance criteria pursuant to which stock option awards may be granted and the restrictions and other terms and conditions of each grant of restricted shares in accordance with the terms of the 2007 and 2010 Plans.

Stock Option Awards – In August 2009, the Board of Directors awarded 3,650,000 stock options to officers and an additional 100,000 options to two former outside directors of the Company. On October 9, 2009, the Company granted an additional 910,003 shares to employees under the 2007 Plan. In July 2010, the Company granted 800,000 options to outside consultants, under the 2010 Plan. In January 2011, the Company granted 750,000 stock options to one of its executive officers, with graded vesting over three years. In June 2011, the Company granted 3,000,000 stock options to its Chief Executive Officer, with graded vesting over seven years.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

The exercise price of each option is the market price of the Company’s stock for the last sale prior to the grant date, converted to U.S. dollars using the exchange rate in effect on the grant date. The options generally expire after a period not to exceed ten years, except in the event of termination, whereupon vested options must be exercised generally within three months, or upon death or disability, in which cases the vested options may be exercised within twelve months, but in all cases the exercise date may not exceed the expiration date.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model and the resulting fair value is recorded as share-based compensation expense on a straight line basis over the option vesting period for employee stock options, ranging from six months to seven years. The value of the options granted to former directors was charged to expense as of the grant date. The value of options granted to nonemployees is initially measured at grant date and remeasured each quarter until the vesting date, which is the measurement date for share-based compensation issued to nonemployees.

The fair values of the options granted were estimated based on the following assumptions:

	Year Ended December 31,
	2011	2010
Expected volatility (1)	156.67 – 167.79%	167.79%
Expected term (2)	6.00 – 7.25 years	5.25 years
Risk-free interest rate (3)	1.93 – 2.19%	1.85%
Dividend yield	-	-
Weighted average grant-date fair value of granted options	$0.7234	$0.4266

(1)	The expected volatility was determined using historical volatility data for comparable companies.
(2)	The expected term of the options has been estimated using the simplified method which calculates the average of the vesting period and the contractual term of the options.
(3)	The risk free interest rate is based on the U.S. Treasury constant maturity nominal yield with a term approximately equal to the expected terms of the options.

A summary of stock option activity for the year ended December 31, 2011 is as follows:

	Options	Weighted average exercise price	Weighted average remaining contractual term
Outstanding at January 1, 2011	5,190,335	$0.19	8.78 years
Granted	3,750,000	0.75
Exercised	(118,334)	0.16
Forfeited	-
Outstanding at December 31, 2011	8,822,001	0.43	8.43 years
Exercisable at December 31, 2011	4,022,001	0.20	7.93 years

During the years ended December 31, 2011 and 2010, the Company recognized share-based compensation expense related to stock options of $907,543 and $601,541, respectively, which is included in general and administrative expenses in the statements of income. At December 31, 2011 there was $2,224,440 of unrecognized share-based compensation expense that will be recognized over the next 6.5 years.

The aggregate intrinsic value of the stock options outstanding and exercisable at December 31, 2011 and 2010 was $5,171,261 and $912,424, respectively. The aggregate intrinsic value of options exercised during 2011 and 2010 was $114,403 and $55,127, respectively.

16)          Commitments and contingencies

Operating leases – The Company has operating lease agreements for office space in New York City, New Jersey, New Zealand and the United Kingdom, which expire at various dates through 2018. Leases with rent escalations are recognized as rent expense over the term of the lease. Operating lease rent expense for the years ended December 31, 2011 and 2010 was approximately $406,431 and $307,778, respectively.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

The lease agreements require security deposits in the amount of $97,885 at December 31, 2011.

Future minimum lease payments for leases that have initial or non-cancelable lease terms in excess of one year at December 31, 2011 are as follows:

Year ending December 31,
2012	$352,657
2013	338,913
2014	321,753
2015	314,584
2016	317,406
2017 and thereafter	373,780
$2,019,093

Warranties and indemnification – The Company’s service is warranted to perform in a manner materially consistent with its marketing and training materials, specifications and technical information provided to users. The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations.

The Company has also agreed to indemnify its directors and officers to the fullest extent allowed under Delaware law for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s services as a director or officer of the Company, or arising as a result of that person serving at the request of the Company as a director, officer, employee or agent of another enterprise. The Company maintains director and officer insurance coverage that should enable the Company to recover a portion of any future amounts paid.

17)          Risks and uncertainties

Interest rate risk - Interest rate risk is the risk that market interest rates will change and impact Diligent’s financial results by affecting the rate of interest charged or received by the Company. It is not expected that changes in interest rates will materially affect the Company’s results of operations.

Currency rate risk - The Company is subject to currency rate risk primarily from export sales to Canada, Europe, Australia, Singapore and New Zealand, and from cash balances maintained in foreign currencies.

Liquidity risk – The Company expects that its cash and cash equivalents will be adequate to support sales and growth. Particularly in light of current economic conditions, the Company intends to manage liquidity risk by continuously monitoring forecasted and actual cash flows and matching the maturity profiles of financial assets and liabilities. Additionally, in March 2010, the Company secured a $1 million revolving line of credit facility, which provides the Company cash flow protection if needed. The primary uncertainty concerning the Company’s capital needs pertains to its ability to continue to achieve the expected sales growth in a timely manner.

Concentrations of credit and other risks - The Company sells its service to a diverse number of customers and performs ongoing credit evaluations of its customers' financial condition as part of its accounts receivable monitoring procedures. Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable. No single customer accounted for more than 10% of the accounts receivable balance at December 31, 2011 and 2010. No single customer generated more than 10% of revenue in 2011 or 2010.

Financial instruments which potentially subject the Company to significant concentration of credit risk include money market funds, time deposits and a term deposit. These financial instruments are classified as either cash and cash equivalents or term deposit and are maintained with high credit quality banking institutions in the United States, New Zealand and Great Britain. At times the cash balances may be in excess of the insurance limits at a particular bank.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

18)          Subsequent events

On January 4, 2012, the Company received 133,811 shares of its common stock from SSH LLC, in satisfaction of the interest due on the Note on January 1, 2012 of $199,652 (See Note 5). The shares were recorded at $1.492 per share, which was the market value on the last trading day prior to the transaction. The shares were subsequently cancelled.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

HOLTZ
RUBENSTEIN
REMINICK
CERTIFIED PUBLIC ACCOUNTANTS BUSINESS ADVISERS

New York City: 1430 Broadway, New York, NY 10018-3308
Tel: 212.697.6900 Fax: 212.490.1412
www.hrrllp.com

Long Island: 125 Baylis Road, Melville, NY 11747-3823
Tel: 631.752.7400 Fax: 631.752.1742

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Diligent Board Member Services, Inc.

We have audited the accompanying consolidated balance sheets of Diligent Board Member Services, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders' equity and comprehensive loss, and cash flows for the years ended December 31, 2011 and 2010. Diligent Board Member Services, Inc.'s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements and assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Diligent Board Member Services, Inc. as of December 31, 2011 and 2010, and the results of their operations, and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Holtz Rubenstein Reminick LLP

New York, New York
March 26, 2012

We are a Representation by DFK
Holtz Rubenstein Reminick LLP

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

CORPORATE GOVERNANCE

Compliance with NZX Best Practice Code and Other Guidelines

The NZSX Listing Rules require listed companies to disclose in their annual report whether and to what extent their corporate governance principles materially differ from the NZX Corporate Governance Best Practice Code. The directors do not consider that there is any such material difference.

Role of the Board

Except for Mr. Liptak, the Board is elected by the stockholders and is responsible for the corporate governance of Diligent. Mr. Liptak is appointed a director by the holders of the Company’s Series A preferred stock pursuant to the Certificate of Incorporation. The Board is the final body responsible for decision making within Diligent and maintaining Diligent’s corporate governance and ethical business practices. Corporate governance encompasses the requirement for the Board to discharge such responsibilities, to be accountable to the shareholders and other stakeholders for the performance of Diligent, and to ensure that Diligent is compliant with laws and standards. The Board establishes the objectives of Diligent and is engaged in ongoing strategic planning in order to meet these objectives. It provides an oversight of compliance and risk, it measures and monitors management performance and it sets in place the policy framework within which Diligent operates. The Board monitors financial results comparing them to the budget and annual plan at regular meetings. The Board has delegated components of its powers to subcommittees of the Board, and the day to day management of Diligent to the Chief Executive Officer. The ambit of these delegations is documented in Diligent’s delegations policy, sub-committee Terms of Reference and by relevant minuted resolutions of the Board. The Chief Executive Officer delegates certain authorities to staff that report to him.

Board Composition and Membership

As at 31 December 2011, the Board was comprised of four directors: a non-executive director Chairman, one executive director, and two independent directors. The Board has a broad base of knowledge and experience in software development and commercialization, corporate governance, financial management, legal compliance and other expertise to meet Diligent’s objectives. The details, background and place of residence of the directors are detailed elsewhere in this report. The Chairman is elected by the Board and it is his role to manage the Board in the most effective manner and to provide a conduit between the Board and the Chief Executive Officer. He has no significant external commitments that conflict with this role.

Operation of the Board

The Board meets regularly on a formal scheduled basis. In addition to these regular meetings the Board meets on other occasions to debate strategic and financial issues. Each month the Chief Executive Officer prepares a report to the Board that includes a summary of Diligent’s activities, together with financial reports and operational updates. In addition, the Board receives regular briefings on key strategic issues from management, both as part of the regular scheduled Board meetings and in separate strategic planning sessions.

Chief Executive Officer

The Board is responsible for the evaluation of the Chief Executive Officer against his key performance objectives and is responsible for the setting of these objectives on a periodic basis and ensuring that they are appropriate measurable targets. The Chief Financial Officer provides a financial and compliance report to the Audit and Compliance Committee, which currently meets at least four times per year.

Independence of Directors

To be "independent" a director must not be an executive officer and must not have a disqualifying relationship, which comprises any direct or indirect interest or relationship that could reasonably influence, in a material way, the director's decision making in relation to the Company. It has been determined by the Board that there is one executive director, one non-executive director and two independent directors. The executive director is also an officer of Diligent. All directors are required to immediately advise if any new relationships would interfere with such independence and so enable the Board to consider and determine the materiality of the relationship.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Rotation of Directors

In accordance with Diligent’s Bylaws, at each annual meeting of Diligent all elected directors must retire from office and are subject to re-appointment at each annual meeting.

Board Committees

The Board maintains two formally constituted standing Board Committees: the Audit and Compliance Committee and the Remuneration and Nominations Committee. The two Board Committees and their memberships as at 31 December 2011 are set out in the following chart:

Director	Membership Classification	Committee Membership
		Audit	Remuneration
		and	and
		Compliance	Nomination
R. Bettle	Independent Director	Member	Chairman
D. Liptak	Non-Executive Director	-	Member
M. Russell	Independent Director	Chairman	Member
A. Sodi	Executive Director	-	-

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for monitoring the ongoing effectiveness and implementation of compliance activities. Membership of the Committee is restricted to non-executive directors and the majority of directors must be independent directors. The Audit and Compliance Committee includes members who have appropriate financial and legal experience. All members of the Audit and Compliance Committee satisfy the independence requirements under NZX best practice.

The main responsibilities of the Audit and Compliance Committee are to:

•	Monitor and oversee the quality of financial reporting and financial management. The Committee considers accounting and audit issues and makes recommendations to the Board as required and monitors the role, responsibility and performance of the external auditor.
•	Assist the Board to review the effectiveness of the organization’s internal control environment covering:
•	Effectiveness and efficiency of operations
•	Reliability of financial reporting
•	Compliance with applicable laws and regulations
•	Oversee the effective operation of the risk management framework
•	Recommend to the Board the appointment, removal and remuneration of the external auditors, and review the terms of their engagement and the scope and quality of the audit
•	Review and approve, before commencement, the nature and scope of non-audit services being provided by the external auditors
•	Ensure compliance with Diligent’s disclosure obligations under the NZSX and U.S. Securities and Exchange Commission Listing Rules

The external auditor attends Committee meetings when requested.

Remuneration and Nominations Committee

The Remuneration and Nominations Committee reviews directors’ fees, the Chief Executive’s compensation package and performance. They are also responsible for the policy for compensation for senior management, granting of stock options to employees and ensuring Diligent has formal and transparent processes for the nomination and appointment of directors to the Board and identifying skill gaps on the Board to ensure diversity and experience on the Board. These reviews form the basis of recommendations to the Board. Details of directors’ compensations are set out under the section heading “Directors compensation”. Membership of the committee is restricted to non-executive directors and the majority of directors must be independent directors. The Chairman of the committee is an independent director.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Code of Ethics

Diligent expects all its employees and directors to maintain the highest ethical standards. The directors support the principles set out in the “Codes of Proper Practice for Directors” issued by the Institute of Directors in New Zealand. Whilst recognizing that the Code expresses principles and does not purport to determine the detailed course of conduct by directors on any particular matter, the directors are committed to the highest standards of behavior and accountability.

Conflicts of Interest

If conflicts of interest exist in any transaction, then a director must declare his or her conflict or interest and not exercise his or her right to vote in respect of such matters.

Audit Governance and Independence

In 2008 the Company’s registration with the US Securities and Exchange Commission became effective and the Company’s reporting requirements now include audit by a Public Company Accounting Oversight Board (PCAOB) registered independent public accounting firm. In order to meet these requirements, the Board approved the appointment of Holtz Rubenstein Reminick LLP. The Board has set the remuneration of the auditors and will seek approval of the auditor’s re-appointment at the next Annual Meeting. The work of the auditors is limited to tax, audit and related work only and Diligent is committed to auditor independence. The Board, through the Audit and Compliance Committee, annually reviews the independence and objectivity of the auditors. No managers, partners or directors of the auditor hold shares in Diligent. In addition, the lead audit partner must rotate after a maximum of five years, and the auditor must confirm annually its commitment to strict procedures to ensure independence. Representatives of Diligent’s auditors are invited to the Annual Meeting.

Reporting and Disclosure

Annual and Interim Reports in accordance with the requirements of the Financial Reporting Act 1993 and the NZSX Listing Rules are communicated to all shareholders. The consolidated annual financial statements are prepared in accordance with US GAAP and are audited by an independent registered public accounting firm. The annual report is available online at the website www.boardbooks.com.

Treasury Policy

Diligent’s Treasury policies conservatively manage interest rate, foreign exchange and counterparty risk. Investment activities that are purely speculative are prohibited. Exposure limits are controlled through a combination of diversification and use of insured accounts when feasible. A policy of delegated authorities and internal controls insures compliance and oversight.

Shareholder Relations

The Board’s policy is to ensure that shareholders are informed of all major and strategic developments affecting Diligent’s state of affairs. Media releases are made and Diligent releases all material information to NZX under continuous disclosure requirements.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

STATUTORY INFORMATION

Directors’ relevant interest

Directors’ relevant interest in Diligent common shares as at 31 December 2011 were as follows.

	Shares	Holding
		%

R Bettle	50,000	0.06
P Huljich (1)	1,425,043	1.74
D Liptak	5,507,403	6.73
M Russell	83,457	0.10
A Sodi	1,877,742	2.29

Based on 81,861,335 shares

(1) Director resigned during the year.

Directors’ dealings in shares

The following table summarizes the directors’ share dealings in Diligent.

	Shares Held 31 Dec 2010	Movement	Shares Held 31 Dec 2011

R Bettle	50,000	-	50,000
P Huljich (1)	1,934,985	(509,942)	1,425,043
D Liptak	5,507,403	-	5,507,403
M Russell	54,260	29,197	83,457
A Sodi	2,477,742	(600,000)	1,877,742

(1)  Director resigned during the year.

Directors’ indemnity and insurance

Diligent has directors’ and officers’ liability insurance cover to the sum of $10,000,000 in the aggregate. The cover includes employment practices and securities liability.

Loans to Affiliate

See Footnote 5 to Consolidated Financial Statements.

Related Party Transactions

See Footnote 10 to Consolidated Financial Statements.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Directors’ Compensation

The following table provides each element of compensation paid or granted to each director for service rendered during the year ended 31 December 2011.

Director	Fees earned or paid in cash (1)	Stock/Option Awards	All other Compensation (2)	Total
	$	$	$	$

R Bettle	30,000	-	-	30,000
P Huljich (3)	-	-	-	-
D Liptak	-	-	-	-
M Russell	30,000	-	4,582	34,582
A Sodi	-	392,657	441,077	833,734

(1)	The amounts shown represent fees in US dollars. Directors fees are based on $US, however, Messrs Bettle and Russell were paid in NZD.
(2)	Includes payment of legal fees by us for services rendered by Buddle Findlay, of which Mr. Russell is a partner. It also includes salary, bonus and health benefits for A. Sodi.
(3)	Director resigned during the year.

The aggregate directors’ fee for our non-employee directors was fixed at $60,000 per year. We do not pay directors’ fees to the employee directors and do not intend to in the foreseeable future. The directors are also entitled to be paid for all reasonable travel, accommodation and other expenses incurred by them in connection with their attendance at board or stockholder meetings, or otherwise in connection with our business.

Employee compensation

On 31 December 2011 Diligent had 91 employees, who were located in the United States, New Zealand, the United Kingdom, Singapore and Hong Kong. The Board, with advice from the Remuneration and Nominations Committee, establishes remuneration policies and this is implemented by operational managers.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Grouped below are the numbers of employees or former employees of Diligent and its subsidiaries (excluding Company directors whose remuneration and benefits are disclosed elsewhere) who received compensation and other benefits in their capacity as employees, totalling $50,000 or more as an employment package during the twelve month period to 31 December 2011. Executive remuneration includes all salary and bonuses, shares granted and any other sundry benefits received in their capacity as employees.

Compensation Ranges $(000)	No. Of Employees 2011
Less than 50	39
50 – 60	10
60 – 70	5
70 – 80	9
80 – 90	7
90 – 100	2
100 – 110	2
110 – 120	3
120 – 130	3
130 – 140	1
140 – 150	4
150 – 160	2
160 – 170	1
180 – 190	2
200 – 210	1
220 – 230	1
240 – 250	1
250 – 260	1
340 – 350	1
370 – 380	1
380 – 390	1
440 – 450	1
460 – 470	1
670 – 680	1

Donations

Diligent made donations of $5,000 during the year.

Current NZSX Waivers

Diligent obtained several waivers from various NZSX Listing Rules that relate to where listing rules are directly inconsistent with Delaware and United States federal law. The waivers were granted 6 November 2007.

Waivers were granted from Listing Rules 3.1.1 (c), (d) and (e) where compliance with these rules would result in a contravention or breach of Delaware laws, US federal laws, Diligent’s Certificate of Incorporation or Bylaws, or other applicable US laws.

Waivers were granted from Listing Rules 4.8 and 4.8.5 regarding takeovers on the condition that prominent and full disclosure and explanation of takeovers law and relevant Listing Rules that apply in the event of a takeover of Diligent are included in the offer document.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Waivers from Listing Rule 11.1.1 and approval under Listing Rule 11.1.5 were granted to restrict the transfer of its shares issued under the initial public offering to US persons for a 12 month period following the close of the initial public offering. Conditions were attached to the waiver.

Details of the waivers are available for viewing under the DIL code on the NZX website.

Credit Rating

Diligent has no credit rating.

Supplemental Information

NZX has confirmed that for the purpose of the Listing Rules the Financial Reporting Act 2003 (New Zealand) will apply to Diligent as an “Issuer” and “Reporting Entity” for the purposes of that Act. This allows Diligent to report in New Zealand in US$ and according to US Generally Accepted Accounting Principles (GAAP). GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZSX Listing Rules. Diligent is providing as supplemental information that the Net Tangible Assets at 31 December 2011 and 2010 are $US0.09 and $US0.04 per share, respectively.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

SHAREHOLDER INFORMATION

The ordinary shares of Diligent are listed on NZSX. The information in the disclosures below has been taken from Diligent’s share register at 1 March 2012.

Twenty Largest Registered Shareholders as at 1 March 2012

Rank	Investor	Address	Total Units	Issued Capital
				%

1	New Zealand Central Securities Depository Ltd	NZ	19,828,530	24.235
2	Spring Street Partners, LP	USA	5,507,403	6.731
3	Carroll Capital Holdings LLC	USA	4,767,925	5.828
4	Services Share Holding LLC	USA	3,904,286	4.772
5	Huljich Wealth Management Wholesale Unit Trust	NZ	2,953,563	3.610
6	Corcoran Consulting LLC	USA	2,822,101	3.449
7	Sharon Daniels	USA	2,129,810	2.603
8	Kiri Borg	USA	2,040,580	2.494
9	Pat and Kay O’Connor	NZ	1,933,014	2.363
10	S K Daniels Holdings Inc	USA	1,818,088	2.222
11	Alessandro Sodi	USA	1,877,742	2.051
12	Marc Daniels	USA	1,101,988	1.347
13	PRH Trust	NZ	1,095,106	1.338
14	Lawler Family Trust	NZ	1,010,000	1.234
15	Huljich Wealth Management (New Zealand) Ltd	NZ	940,196	1.149
16	Templar Investments Ltd	NZ	927,800	1.134
17	Christopher Hardy	NZ	690,552	0.844
18	FNZ Custodians Ltd	NZ	671,667	0.821
19	CPH Trust	NZ	637,508	0.779
20	Raphael Chaikin Living Trust	NZ	600,000	0.733
	Total		57,057,859	69.740

Based on 81,817,524 shares

Distribution of shareholders as at 1 March 2012

Holding Ranges	Investors	Securities	Issued Capital
			%

1 – 1000	79	58,979	0.072
1001 – 5000	310	1,065,112	1.302
5001 – 10,000	198	1,689,785	2.065
10,001 – 50,000	228	5,652,217	6.908
50,001 – 100,000	58	4,449,985	5.439
100,001 and over	71	68,901,446	84.214
Total	944	81,817,524	100.000

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

Substantial security holders

The following information is given in accordance with Section 26 of the Securities Markets Act 1988. According to notices received, the following persons were substantial security holders in Diligent as at 1 March 2012.

	Date of notice	Relevant interest	%

Milford Asset Management Ltd Carroll	20.01.12	8,959,170	10.95
Spring Street Partners LP	19.02.10	5,507,403	6.73
Carroll Capital Holdings LLC	17.01.12	5,434,230	5.83

Directors Statement

The Annual Report is dated 26 March 2012 and is signed on behalf of the Board by:

Rick Bettle	Mark Russell
Director	Director

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2011

DIRECTORY

Directors

Rick Bettle (Nelson, NZ)

David Liptak (New York, USA)

Mark Russell (Christchurch, NZ)

Alex Sodi (New York, USA)

Senior Management

Tricia Burke (Vice President, IT)

Marc Daniels (Executive VP Licensing)

Michael Flickman (Chief Technology Officer)

Eslinda Hamzah (Managing Director, Asia Pacific Sales)

Kevin Lawler (CFO NZ)

Don Meisner (Treasurer)

Robert Norton (General Counsel, Corporate Secretary)

Al Percival (Executive VP, Director of Operations)

Jeffry Powell (Executive VP, Sales)

Tony Rogers (Vice President, Software Development)

Steven Ruse (Chief Financial Officer)

Alessandro Sodi (Chief Executive Officer)

Registered Office

39 West 37th Street, 8th Floor

New York, NY 10018

United States of America

Tel: +1 212 741 8181

Fax: +1 212 629 8785

US Toll Free: 1 877 454 5443

Places of Business

United States

39 West 37th Street, 8th Floor

New York, New York 10018

New Zealand

Level 1, 49 Carlyle Street

Christchurch

New Zealand

Phone: +64 3 977 5599

London

Egmont House

25-31 Tavistock Place

London

WC1H 9SF

United Kingdom

Phone: +44 20 7580 8999

Canada

BCE Place – TD Canada Trust Tower

161 Bay Street, 27th Floor

Toronto, ON M5J 2S1, Canada

Singapore

5 Shenton Way

#16-00 UIC Building

Singapore 068808

Legal Advisors

New Zealand

Buddle Findlay, Christchurch

United States of America

Lathrop and Gage, Kansas City, Missouri

Auditor

Holtz Rubenstein Reminick LLP

New York, New York

United States of America

Bankers

HSBC

New York, United States of America

ANZ National Bank

Christchurch

New Zealand

Share Registrar

Link Market Services Limited

Level 16, Brookfield House, 19 Victoria Street West, Auckland

PO Box 91976

Auckland, 1030

Investor Enquiries: +64 9 375 5998

Fax: + 64 9 375 5990

Email: lmsenquiries@linkmarketservices.com

Website: www.linkmarketservices.com

Web Addresses

www.boardbooks.com

www.boardbooks.co.nz

www.boardbooks.com.au

www.boardbooks.co.uk

www.boardbooks.ca

2012 Reporting Calendar

February         2011 Annual Profit Announcement

March             Mailing of Annual Report for 2011 Year

April                Annual Meeting held in NZ

June 30            Half Year

August            Announcement for Half Year result

    Mailing of Half Year Report

December 31   End of Financial Year

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